IN THE STATE OR COUNTRY OF ITS ORGANIZATION; (3) THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND ALL DOCUMENTS (IF ANY) REQUIRED TO BE EXECUTED IN CONNECTION WITH IT, AND THE PERFORMANCE OF SUCH ENTITY’S COVENANTS AND OBLIGATIONS UNDER THIS AGREEMENT AND SUCH DOCUMENTS, HAVE BEEN DULY AUTHORIZED BY ALL NECESSARY CORPORATE, PARTNERSHIP, TRUST OR OTHER ACTION, AS APPROPRIATE; AND (4) WHEN EXECUTED BY SUCH PERSON(S) IN THE CAPACITY INDICATED AFTER HIS OR HER NAME, THIS AGREEMENT AND SUCH DOCUMENTS WILL BE FULLY BINDING ON SUCH ENTITY ACCORDING TO THEIR TERMS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

GLOBAL FOOD TECHNOLOGIES, INC., a Delaware corporation	PROCINT LTDA., a Chilean Limitada company

	By:	/s/ Ernesto Lawrence Diaz

By:
Print
	Name:	Ernesto Lawrence Diaz
Print
Name: Keith Meeks	Its:	Illegible

Its: President and CEO	By:	/s/ Leonardo Bravo Mendez

Print
	Name:	Leonardo Bravo Mendez

	Its:	Illegible

iPura® System Installation Agreement

NOTARIO PUBLICO

This *iPura* System Installation Agreement (the "**Agreement**") is made as of September ___, 2008 (the "**Effective Date**") between Global Food Technologies, Inc., a corporation organized under the laws of the State of Delaware, United States of America ("**GFT**"), and Procint Ltda., a company organized under the laws of Chile ("**Procint" or "Processor**"), with reference to the facts and objectives stated in the following Preambles:

A. This Agreement sets forth the understanding between GFT and Procint concerning the terms and conditions under which the "***iPura®* system**" (as defined in Section 1.9) will be installed in "**Processor's Plant**" (as defined in Section 1.13). to enable GFT to process its "**Seafood**" (as defined in Section 1.14) at Processor's Plant pursuant to that certain "***iPura®* Processing Agreement**" (as defined in Section 1.8) being executed between the parties concurrently and dated of even date herewith.

B. GFT is the owner of the proprietary, and in some countries patented, ***iPura®* microbial reduction** system, commonly known as the "***iPura®* System**", providing a unique "clean-step" process utilizing expertise in cellular biology to deliver an organic method to kill pathogens in certain species of seafood. The ***iPura®*** System is a component of GFT's ***iPura®*** Food Safety and Quality Assurance Services Program ("***iPura®* Food Safety Program**"), representing **The Highest Standard in Food Safety™**, making food products cleaner and safer without affecting the natural taste, texture, color or nutritional value of the processed food.

C. Procint is the owner of a salmon processing facility, property registered in its name on leaf N°: 2573 N°: 2660 in the property register 2003 real estate registry of Puerto Montt referred to herein as "Processor's Plant", and is experienced in the commercial processing of raw material from post harvest through packaging and cold storage. Procint is not the owner of the seafood that it processes, but rather is in the business of providing custom seafood processing services for the owner of the seafood. Processor's Plant is centrally located and Procint has maintained and continues to maintain contracts to provide these same processing services for certain other salmon industry leaders.

D. Procint desires to fulfill GFT's Seafood processing orders pursuant to the ***iPura®*** Processing Agreement. Accordingly, Procint desires to have GFT install and operate an ***iPura®*** System at the **Site** (as defined in Section 1.15) designated by Procint in its Processing Plant as soon as practicable after execution of this Agreement, which Site shall be specifically dedicated to the ***iPura®*** System ("**Dedicated Area**").

E. To the extent specified in the ***iPura®*** Processing Agreement, GFT will procure the raw Seafood product, execute elements of its ***iPura®*** Food Safety Program including the operation of the ***iPura®*** System, and act as exporter of Seafood bearing the "***iPura®* Seal**" (as defined in Section 1.10), while the Processor will provide processing services with responsibilities and details as set forth in the ***iPura®*** Processing Agreement.

In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1 Confidential Information has the meaning set forth in Section 7.

1.2 Dedicated Area has the meaning set forth in Preamble D.

1.3 Effective Date means the date this Agreement is finally signed by both parties, and this Agreement shall not be effective unless and until each party has executed it and provided the other with a copy of it containing their original signature in accordance with the terms of this Agreement. In furtherance thereof, the last party to sign shall insert the date it signs this Agreement in the space provided for the "Effective Date" in the first paragraph on Page 1 of this Agreement.

1.4 GFT Personnel means any and all employees, officers, agents, independent contractors and representatives of GFT.

1.5 Governmental Authority means any law, statute, ordinance, rule, regulation, order, writ, injunction, decree, judgment, award or other order or requirement of any foreign, federal, state or local governmental or regulatory body, department, bureau, office, administrative agency, court or authority or body.

1.6 Installation Date means that date when GFT gives notice to Processor that it has completed installation of the ***iPura®*** System at the Site and is prepared to accept Seafood for processing through the system.

1.7 ***iPura®*** Food Safety Program has the meaning set forth in Preamble B.

1.8 ***iPura®*** Processing Agreement means the ***iPura®*** Processing Agreement between GFT and Procint, executed and dated the same date as this ***iPura®*** Installation Agreement, pursuant to which certain seafood processing services will be provided by Procint to GFT.

1.9 ***iPura®*** System means GFT's proprietary integrated equipment and methods, parts, supplies, tools, processes, and other components specially manufactured, installed, operated, monitored and/or maintained by or for GFT to treat Seafood.

1.10 ***iPura®*** Seal or ***iPura®*** Label means the trademarked marketing materials set forth on **Exhibit A**, or such other materials as GFT provides to Processor from time to time.

1.11 Licensed Materials means the ***iPura®*** Program user manuals and handbooks, and any other documentation provided by GFT to Processor and relating to the ***iPura®*** Food Safety Program

1.12 Processor Personnel means any and all employees, officers, agents, independent contractors and representatives of Processor.

1.13 Processor's Plant means the seafood processing facility occupied by Processor at El Teniente 121, Parque Industrial, Puerto Montt, X Region, Chile.

1.14 Seafood means only salmon (salmo salar) or trout (oncorhynchus nykiss)

1.15 Site means the location designated by Processor in Processor's Plant for installation and operation of the *iPura*® System per GFT's specifications, and which is specifically dedicated to the *iPura*® System and no other use. Site is sometimes used interchangeably with Dedicated Area.

2. INSTALLATION

2.1 Location and Date. The *iPura*® System will be installed by or under the direction of GFT Personnel at Processor's Plant. The *iPura*® System will be installed on a mutually agreeable time schedule after the Effective Date with the objective of completing installation of the *iPura*® System at the Site not later than one hundred eighty (180) days after the Effective Date. Processor will provide GFT Personnel all access to the Plant (as and when requested by GFT) immediately after the Effective Date to enable GFT Personnel to design, plan, engineer and timely complete installation of the *iPura*® System in accordance with the schedule of phases described in Section 2.2 below. Processor shall be restricted from removing or moving the *iPura*® System or any part thereof from its originally installed location at the Site at Processor's Plant without GFT's advance written consent, and then only upon terms and conditions satisfactory to GFT.

2.2 Installation Requirements and Costs.

For purposes of this Agreement, the process of installing the *iPura*® System is divided into three phases: the first phase to be known as "preparation", the second phase to be known as "construction" and the third phase to be known as "equipment installation".

(a) Preparation by Processor. *iPura*® System installation will require a dedicated operating/treatment area ("**Site**" or "**Dedicated Area**"), to GFT's specifications, to be provided by the Processor (without cost to GFT except for the reimbursable construction costs to build out the Dedicated Area in which to install the *iPura*® System as set forth in Section 2.2(b) below) within the Processor's Plant. Accordingly, promptly after the Effective Date, during the "preparation" phase Processor shall (1) designate and provide the Dedicated Area; (2) provide a secure storage area for supplies and a warehousing facility for *iPura*® System parts within an area reasonably close in GFT's judgment to the Dedicated Area, all to GFT's specifications; (3) reconfigure equipment in the Processor's Plant to accommodate the expansion and the operation of the *iPura*® System; and (4) provide infrastructure upgrades to make available all utilities such as electricity, gas, sewer and water services at the point of use in the Dedicated Area by the *iPura*® System and meeting the *iPura*® System's requirements/specifications, as instructed by GFT, considering factors such as but not limited to size, structure, environmental provisions, etcetera. Processor shall be solely responsible for execution of the "preparation" phase described above, as well as payment for all costs therefor or associated therewith.

(b) Construction by GFT. Processor shall notify GFT upon completion of the "preparation phase" described above. Promptly after GFT's receipt of such notice, GFT shall commence the "construction" phase for the purpose of meeting the space requirements for the operation of the *iPura*® System. During the "construction" phase, GFT will finance, on terms reasonably agreeable to it, the construction of a 6 M^2 (six hundred square meters) expansion of Processor's Plant within the Dedicated Area. The dimensions of this expansion are approximately 25 meters by 13 meters on two floors and shall conform to GFT's specifications. GFT shall be responsible for construction of the expansion, and will finance, on terms reasonably agreeable to it, the costs associated therewith, provided, however, that such costs shall be fully reimbursable by Processor to GFT in accordance with the provisions of Section 3(b) below. Processor agrees to

cooperate fully with GFT in constructing this expansion, including but not limited to obtaining, consenting to and/or executing as necessary all licenses, permits and/or other authorizations required by applicable Governmental Authority, and otherwise complying with all applicable Governmental Authority.

(c) Equipment Installation. Upon completion of or concurrent with the "construction" phase, GFT shall commence and complete within a commercially reasonable time-frame the "equipment installation" phase at the Site or storage/warehousing area, as appropriate, which will involve installing and/or stocking, to GFT's specifications, the ***iPura***® System equipment, parts and supplies; electrical wiring from and to panels; plumbing from and to various pieces of equipment; connection to the sewer system and/or sewage treatment area if so required; control cabling; labor; etcetera. GFT shall be responsible for the "equipment installation" phase, and will finance, on terms reasonably agreeable to it, the costs associated therewith, provided, however, that such costs shall be fully reimbursable by Processor to GFT in accordance with the provisions of Section 3(b) below. Processor agrees to cooperate fully with GFT in installing the ***iPura***® System at the Site, including but not limited to obtaining, consenting to and/or executing as necessary all licenses, permits and/or other authorizations required by Governmental Authority, and otherwise complying with all applicable Governmental Authority.

3. PROCESSOR RESPONSIBILITIES FOR INSTALLATION

(a) Preparation of Processor's Plant. Prior to the "construction" and/or "equipment installation" phases, Processor shall reconfigure the Processor's Plant layout to accommodate installation and operation of the ***iPura***® System and pay for all costs associated with the reconfiguration of Processor's Plant to accommodate installation of the ***iPura***® System and its equipment. In amplification of but not by way of limitation of Section 2.2(a), at Processor's sole cost and expense, Processor shall provide (1) adequate workspace for the installation, operation and maintenance of the ***iPura***® System and to accomodate GFT Personnel; (2) storage area(s) for needed supplies, tools for maintenance, parts, etcetera; (3) laboratory workspace to GFT technicians; and (4) security for the Site and any workspaces used by GFT Personnel in the same manner and to the same extent as it provides security for Processor's Plant.

(b) Repayment of Construction and Equipment Installation Costs to GFT. Processor shall reimburse GFT for all of the "construction" and "equipment installation" costs that are actually incurred by GFT pursuant to the provisions of Sections 2.2(b) and 2.2(c), respectively. Provided that Procint promptly performs its obligations hereunder, said reimbursement shall be made to GFT by Procint giving a credit of US$0.03 (three cents) per processed pound against the processing fee otherwise applicable to GFT-ordered Seafood processed at Processor's Plant pursuant to the ***iPura***® Processing Agreement, thereby reducing the processing fee charged to GFT, until the entire "construction" and "equipment installation" costs incurred by GFT are recovered.

4. OPERATION AND MAINTENANCE AFTER INSTALLATION

Once installation of the ***iPura***® System is completed, the ***iPura***® System will be maintained, monitored and operated by GFT Personnel and operated by Processor personnel at the Site in the Processor's Plant in accordance with the ***iPura***® Processing Agreement.

5. TERM AND TERMINATION

5.1 Term. Unless terminated earlier pursuant to Section 5.2 hereof, the term of this Agreement shall commence on the Effective Date and expire on the Installation Date (the "**Term**").

After the Installation Date, the parties' relationship will be governed by the ***iPura***® Processing Agreement.

5.2 Termination.

(a) Breach. If either party materially breaches this Agreement, the other party may terminate this Agreement upon thirty (30) days prior written notice to the breaching party specifying the breach, if the breaching party shall not have fully cured the breach within that time period.

(b) Insolvency. Either party shall have the right to terminate this Agreement immediately upon written notice to the other party in the event that the other party becomes insolvent, proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, makes an assignment for benefit of creditors, or if any similar agent is appointed or takes possession with respect to any property or business of the said other party, or has filed against it a petition under any bankruptcy code or insolvency law.

5.3 Effect of Termination. Upon termination of this Agreement, all rights and licenses granted to the defaulting party under this Agreement shall immediately be terminated. Within thirty (30) days after termination of this Agreement, the defaulting party shall pay to the non-defaulting party any and all damages incurred by non-defaulting party as a result of any breach by the defaulting party of its obligations hereunder.

6. PROPRIETARY RIGHTS

6.1 Ownership. All rights, title and interest in and to the Licensed Materials and all patent, copyright, trademark, trade secret and all other intellectual and industrial property rights therein and thereto shall remain with and shall be owned exclusively by GFT and its licensors, and Processor shall have no right, title or interest therein or thereto. Processor will not claim any such right, title or interest or take any position adverse to GFT's ownership of all such rights, title and interests.

6.2 Innovations. Any improvements, inventions, or innovations related to the Licensed Materials made during the Term (**"Innovations"**) shall be the exclusive property of GFT, free of royalties, notwithstanding the fact that an Innovation may have been created, initiated or suggested by Processor, including Processor's employees, officers and agents. Processor agrees to fully cooperate with GFT in any filings for protection of Innovations.

6.3 Markings. Processor shall not alter or remove any patent, copyright, trademark, trade secret, proprietary, and/or other notices contained on or in copies of the Licensed Materials.

6.4 No Reverse Engineering. Processor shall not modify the Licensed Materials. Processor shall not cause or permit disassembly or reverse engineering of the ***iPura***® System.

6.5 Reporting of Violations. Processor shall promptly report to GFT any actual or suspected violation of this Section 6 and shall take all reasonable further steps requested by GFT to prevent or remedy any such violation. Processor shall take appropriate action by instruction or agreement with its employees to satisfy its obligations under this Section 6.

7. CONFIDENTIALITY

7.1 Confidential Information. Processor may be given access to information or materials that are considered trade secret, confidential and/or proprietary to GFT, including the Licensed Materials, or any portions thereof, and other documentation, materials, or technical information related to the *iPura®* Food Safety Program (**"Confidential Information"**).

7.2 Restrictions on Use and Disclosure. Processor (i) shall treat all Confidential Information as strictly confidential; (ii) shall not disclose any Confidential Information to any other person or entity without the prior written consent of GFT; (iii) shall protect the Confidential Information with at least the same degree of care and confidentiality as it affords its own confidential information, at all times exercising at least a reasonable degree of care in such protection; and (iv) shall not use any Confidential Information for any purpose other then the implementation of this Agreement. The restrictions in this Section 7 shall survive for a period of five (5) years after the termination or expiration of this Agreement, except that such non-disclosure period shall be perpetual in the case of Licensed Materials or any portions thereof, and any of the Confidential Information that is a trade secret.

7.3 Return of Confidential Information. Processor will promptly return all tangible material embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) upon the earlier of (i) the termination or expiration of this Agreement; or (ii) GFT's written request.

8. GFT'S REPRESENTATIONS, WARRANTIES, REMEDIES, LIMITATION OF LIABILITY, AND INDEMNIFICATION

8.1 Representations and Warranties: GFT makes the following representations and warranties to Processor:

(a) GFT is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. GFT has the requisite corporate authority and power to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by it pursuant to this Agreement (collectively, the **"GFT Documents"**) and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other GFT Documents have been duly authorized by all corporate action of GFT. This Agreement and each of the other GFT Documents have been duly executed and delivered by GFT and each constitutes a valid and binding obligation of GFT enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by GFT of this Agreement and the other GFT Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by GFT of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) conflict with or result in any violation by GFT under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under: (x) any provision of the organizational or other governing documents of GFT; (y) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, agreement or other instrument, obligation or agreement of any kind to which GFT is a party or by which GFT may be bound or affected; or (z) any judgment, order, decree or statute, law, ordinance, rule or regulation applicable to GFT, its properties or assets.

8.2 Limitation on Liability. PROCESSOR'S EXCLUSIVE REMEDY AND GFT'S ENTIRE LIABILITY RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, OR ANY OTHER LEGAL THEORY, SHALL BE LIMITED TO THE TOTAL AMOUNT OWED BY PROCESSOR TO GFT FOR THE CONSTRUCTION AND EQUIPMENT INSTALLATION COSTS REIMBURSABLE TO GFT PURSUANT TO THE PROVISIONS OF SECTION 3(B).

8.3 No Incidental Damages. IN NO EVENT SHALL GFT BE LIABLE TO PROCESSOR OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGERS, OR FOR LOST PROFITS, LOST REVENUE, OR FAILURE TO REALIZE EXPECTED REVENUE OR SAVINGS, ARISING UNDER THIS AGREEMENT OR RELATING TO THE LICENSED MATERIALS, EVEN IF GFT HAS BEEN ADVISED OF OR COULD HAVE REASONABLY FORESEEN THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS OF LIABILITY IN THIS AGREEMENT SHALL APPLY EVEN IF A REMEDY IS DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

8.4 Equitable Relief. Because Processor's breach of any of its obligations set forth in Sections 6 or 7 will irreparably harm GFT and substantially diminish the value of its proprietary rights, Processor agrees that if it breaches any of its obligations under Sections 6 or 7, GFT shall, without limiting its other rights or remedies, be entitled to equitable relief (including, but not limited to, injunctive relief) to enforce Processor's obligations and to protect GFT's proprietary rights without being required to post a bond.

8.5 Indemnification by GFT. GFT agrees to indemnify, hold harmless and defend Processor, its affiliates and their respective directors, officers, agents, employees, successors, and assignees (collectively the **"Processor Indemnitees"**) from and against any and all liabilities, losses, damages, claims, suits and expenses, including without limitation reasonable attorneys' fees, of whatever kind and nature imposed upon or incurred by or asserted against the Processor Indemnitees relating to or arising out of any claim, action, investigation, proceeding or suit that alleges, in whole or in part, that the ***iPura***® Food Safety Program, or any component thereof, infringes or violates any patents, copyrights, trade secrets, licenses or other property, contract, personal or proprietary rights of any third party (an **"Infringement"**). In the event that the ***iPura***® Food Safety Program, or any component thereof, is held to constitute an Infringement, GFT shall, at its expense and in addition to any other rights or remedies available to Processor under this Agreement, at law or in equity, (i) modify the infringing item without impairing in any material respect its functionality or performance, so that it is non-infringing; (ii) procure for Processor the right to continue using the infringing item; or (iii) replace the infringing item with equally suitable and functionally equivalent material. Notwithstanding the foregoing, GFT shall have no liability or obligation to indemnify Processor for any claim of Infringement based upon (x) use of a superseded or altered version of the Licensed Materials, if such Infringement would have been avoided by the use of a current, unaltered version of the Licensed Materials that GFT has provided to Processor, and in the case of a current version of the Licensed Materials, has notified Processor that such new versions need to be installed and has provided a reasonable period of time for installation; (y) the combination, operation, or use of any Licensed Materials with components, hardware, or other materials not furnished by GFT to Processor, if such Infringement would have been avoided by the use of the Licensed Materials without such other components, hardware or other materials; and (z) use of the Licensed Materials in a manner that violates the terms of this Agreement.

9. PROCESSORS REPRESENTATIONS, WARRANTIES, REMEDIES, LIMITATION OF LIABILITY, AND INDEMNIFICATION

9.1 Representations and Warranties. Processor makes the following representations and warranties to GFT:

(a) Processor is a Ltda. duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Processor has the requisite authority and power to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by it pursuant to this Agreement (collectively, the "**Processor Documents**") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Processor Documents have been duly authorized by all necessary action of Processor. This Agreement and each of the other Processor Documents have been duly executed and delivered by Processor and each constitutes a valid and binding obligation of Processor enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law); and

(b) The execution, delivery and performance by Processor of this Agreement and the other Processor Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by Processor of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) conflict with or result in any violation by Processor under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under: (x) any provision of the organizational or other governing documents of Processor; (y) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, agreement or other instrument, obligation or agreement of any kind to which Processor is a party or by which Processor may be bound or affected; or (z) any judgment, order, decree or statute, law, ordinance, rule or regulation applicable to Processor, its properties or assets.

9.2 Indemnification by Processor. Processor agrees to indemnify, hold harmless and defend GFT, its affiliates and their respective directors, officers, agents, employees, successors, and assigns (collectively the "**GFT Indemnitees**") from and against any and all liabilities, losses, damages, claims, suits and expenses, including without limitation reasonable attorneys' fees, of whatever kind and nature imposed upon or incurred by or asserted against the GFT Indemnitees relating to or arising out of: (a) any breach of this Agreement by Processor; (b) any property damage, personal injury, or death resulting from the services provided by Processor hereunder; and/or (c) any contractual relationship, whether explicit or implied, with Processor Personnel. Processor shall pay all costs and damages finally awarded against the GFT Indemnitees in such an action provided that GFT gives Processor prompt written notice of such claim, reasonable assistance and sole authority to defend and settle such claim. Processor shall pay GFT's reasonable expenses associated with providing such assistance.

10. MISCELLANEOUS

10.1 Independent Companies. The relationship of GFT to Processor and vice versa is that of independent and separate companies, and this Agreement shall not constitute, or be deemed to constitute, either party as an employee, agent, partner or joint venturer of the other for any purpose. Each party shall be solely responsible for its own debts, accounts, obligations, etcetera, without any liability of the other party for such liabilities. Neither party has the right or authority under this Agreement to assume or to create any obligation or responsibility on behalf of the other party.

10.2 Nonsolicitation. During the Term and for one (1) year thereafter, neither party will hire nor directly approach, counsel, or attempt to induce any person who is then in the employ of or an independent contractor of the other party, to leave the other party's employee or engagement, without the other party's prior written consent. This restriction shall not be deemed to prohibit the placement of advertisements addressed to the general public in newspapers or trade publications nor the hiring of an applicant in response to such advertisement.

10.3 Force Majeure. In the event of a force majeure condition, which shall mean war, riot, strike, fire, sabotage, terrorist act, flood or other natural disaster, accident, or other similar cause, or acts of any government outside the control of the affected party, including, but not limited to, the refusal to issue visas or export licenses, and provided that the impacted party provides the other with prompt written notice of such force majeure condition and resumes its performance as soon as possible, then neither party shall be responsible to the other for any failure or delay in its performance under this Agreement, other than with respect to its payment obligations. Further, the other party may terminate this Agreement or any potion that such party deems affected by the force majeure condition immediately upon written notice, if the force majeure condition has continued for a period of sixty (60) days or longer.

10.4 Aplicable Judicial Procedure. The parties agree that all doubt, controversy or difference that originates through reason of interpretation, application, finish or prorogation relative of this contract or it effects will be resolved in conformity with the arbitration procedure established by the International Chamber of Commerce corporate domicile in Santiago de Chile, who will name one or more arbitrators that will compose the arbitration tribunal and in the same way the proceedings, resolving in single instance, against whose resolution no appeal can be brought.

10.5 UN Convention on Contracts for Sale of Goods. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

10.6 Notices. All notices required to be sent under this Agreement shall be in writing and sent by facsimile, registered mail, overnight mail, courier service, or hand delivery. Notice shall be deemed to have been given upon the earlier of the date of actual receipt or three (3) days after the date of mailing if sent by registered or overnight mail. Unless changed upon proper notice, notices shall be sent to the addresses set forth below:

If to Processor:

Procint Ltda.
El Teniente 121 – Parque Industrial
Puerto Montt, Chile
Facsimile: ______________
Attn: ______________

If to GFT:

Global Food Technologies, Inc.
113 Court Street
Hanford, CA USA 93230
Facsimile: (559) 589-0111
Attn: Keith Meeks, President & CEO

10.7 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be severed from this Agreement and the remaining provisions, or portions of them, shall remain in full force and effect unless an essential purpose of this Agreement would be defeated by the loss of the illegal, invalid or unenforceable provision.

10.8 Waiver. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

10.9 Captions. Captions are included in this Agreement only for convenience of the parties and not for purposes of interpretation of this Agreement. When required by the context of this Agreement, the singular shall include the plural and the plural the singular. Similarly, all references to the masculine, feminine or neuter also include the other genders, as the context requires.

10.10 Assignment. Neither party may assign this Agreement, nor assign any of its rights nor delegate any of its obligations hereunder, without the prior written consent of the other party, not to be unreasonably withheld (except that GFT's consent to any outsourcing of Procint's services may be denied in GFT's sole discretion). Any attempt by a party to assign this Agreement, or assign any of its rights or delegate any of its obligations hereunder, without the other party's written consent will be void. Notwithstanding the foregoing (but still subject to GFT's consent in its sole discretion to any action which in substance might constitute outsourcing), Procint may assign this Agreement, or assign any of its rights or delegate any of its obligations hereunder, without GFT's consent to any parent, subsidiary, or affiliate of such party, or to the surviving entity resulting from any merger, acquisition, or consolidation involving such party, so long as (i) the assignee or delegatee, as appropriate, agrees in writing to be bound by the terms of the Agreement; (ii) Procint acknowledges that it understands that it is still bound as an assignor or delegator for the performance of all obligations of the assignee or delegatee under this Agreement; (iii) Procint provides thirty (30) days advance written notice of such assignment or delegation to GFT; and (iv) the assignee or delegatee is not a Direct Competitor of GFT. Furthermore, notwithstanding the foregoing, GFT may assign or delegate, as appropriate, any of its rights or obligations hereunder to any parent, subsidiary, or affiliate of GFT.

10.11 Entire Agreement: Amendment. This Agreement sets forth the complete agreement between the parties with respect to the subject matter of the Agreement and supersedes all previous and contemporaneous agreements, discussions, understandings and representations, whether written or oral. This Agreement may not be modified, supplemented, or amended except in writing signed by an authorized representative(s) of each party. It is expressly agreed that all terms and conditions on purchase order documents issued by Processor pursuant to this Agreement shall be null and void.

10.12 Counterparts. The Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. Facsimile or photocopied signatures on such counterparts shall be deemed the same as original signatures.

10.13 Survival. In addition to any accrued but unpaid payment obligations existing at the time of expiration or termination of this Agreement, the following Sections and provisions shall survive expiration or termination of this Agreement: 6 through 10.

10.14 Parties Affected. This Agreement shall be binding upon and inure to the benefit of the parties, their representatives, and their permitted successors and assigns. The action of any officer, partner, agent or other representative of any party shall be deemed to be the action of said party.

10.15 Authority to Execute. EACH PERSON EXECUTING THIS AGREEMENT ON BEHALF OF ANY PARTY HERETO WHICH IS AN ENTITY (PARTNERSHIP, CORPORATION, TRUST, ETC.), WHETHER AS A PARTNER, OFFICER, TRUSTEE, ATTORNEY-IN-FACT, AGENT OR OTHERWISE OF SUCH ENTITY, REPRESENTS AND WARRANTS TO THE OTHER PARTY, AS AN INDUCEMENT TO THE OTHER PARTY TO EXECUTE THIS AGREEMENT, THAT (1) SUCH PERSON OCCUPIES THE OFFICE OR POSITION INDICATED AFTER HIS OR HER NAME, HAVING BEEN DULY ELECTED OR APPOINTED TO SUCH OFFICE OR POSITION; (2) SUCH ENTITY IS IN GOOD STANDING

Autorizo las firmas de don ERNESTO ENRIQUE LAWRENCE DIAZ C.I.8.397.846-5 Y Don LEONARDO ELIASER BRAVO MENDEZ C.I.8.255.662-1 en Rep. de PROCINT LTDA.-

PUERTO MONTT, Septiembre 05 de 2008.-

REVISADO
J. BARRIENTOS
Fecha: 05-08
Firma:

J. BARRIA
Fecha:
Bol. Nº:
Firma:

EXHIBIT A

***iPura*® Label**

HERNAN TIKE CARRASCO
NOTARIO PUBLICO
PUERTO MONTT

iPura™

The Highest Standard in Food Safety™